UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 16, 2021

Tapestry, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-16153	52-2242751
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Hudson Yards, New York, New York	10001
(Address of Principal Executive Offices)	(Zip Code)

(212) 946-8400
Registrant’s Telephone Number, Including Area Code

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	TPR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01          Entry into a Material Definitive Agreement.

On November 16, 2021, Tapestry, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), providing for its underwritten public offering of $500,000,000 aggregate principal amount of 3.050% senior unsecured notes due 2032 (the “Notes”).  The offer and sale of the Notes is registered under the Securities Act of 1933, as amended, pursuant to an automatic shelf registration statement on Form S-3 (File No. 333-253071) filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2021.

As previously announced on November 15, 2021, the Company commenced a cash tender offer (the “Tender Offer”) for up to a combined aggregate principal amount of $500,000,000 of its 4.250% Senior Notes due 2025 and 4.125% Senior Notes due 2027 (the “Tender Offer Notes”), pursuant to and subject to the terms and conditions in an Offer to Purchase dated November 15, 2021 (the “Offer to Purchase”), including prioritized acceptance levels and a financing condition.  The Company intends to use the proceeds from the offering for the purchase of the Tender Offer Notes tendered pursuant to the Tender Offer and the payment of related premiums, fees and expenses.  The Company intends to use any net proceeds not used for the foregoing for general corporate purposes.  If the net proceeds of the offering are insufficient to pay for all the Tender Offer Notes in the Tender Offer, the Company will fund any additional amounts from cash on hand or other amounts available to the Company.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company and customary conditions to closing, indemnification rights and obligations of the parties.  The Company expects the sale of the Notes to close on or about December 1, 2021 (the “Closing Date”).

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, various financial advisory, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates.  They have received, or may in the future receive, customary fees and commissions for these transactions.

The Notes will be issued under an Indenture (the “Base Indenture”), as supplemented by a supplemental indenture with respect to the Notes, each to be dated as of the Closing Date (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as trustee.  The Indenture will contain covenants limiting the Company’s ability to: (1) create certain liens, (2) enter into certain sale and leaseback transactions and (3) merge, or consolidate or transfer, sell or lease all or substantially all of the Company’s assets.  These covenants will be subject to important limitations and exceptions that will be set forth in the Indenture.

The Notes will bear interest at a rate of 3.050% per year.  Interest on the Notes is payable semi-annually on March 15 and September 15 of each year, beginning on March 15, 2022.  The Notes will be unsecured, senior obligations and rank equal in right of payment with all of the Company’s existing and future senior unsecured indebtedness, senior in right of payment to any of the Company’s future subordinated indebtedness, effectively subordinated in right of payment to any of the Company’s subsidiaries’ obligations (including secured and unsecured obligations) and effectively subordinated in right of payment to any of the Company’s secured obligations, to the extent of the assets securing such obligations.

The description of the Underwriting Agreement and the Indenture in this Form 8-K is a summary of, and is qualified in its entirety by, the terms of the Underwriting Agreement and the Indenture.  A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Form 8-K and is incorporated herein by reference.  Copies of the Indenture and Supplemental Indenture will be subsequently filed in a Current Report on Form 8-K on or promptly following the Closing Date.

This Current Report on Form 8-K is neither an offer to sell nor a solicitation of offers to buy any securities.  The Tender Offer is being made only pursuant to the Offer to Purchase.  The Tender Offer is not being made to holders of securities in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws.

Item 8.01          Other Events.

On November 16, 2021, the Company issued a press release announcing the pricing of its public offering of $500,000,000 aggregate principal amount of 3.050% senior unsecured notes due 2032.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01          Financial Statements and Exhibits.

(d)  Exhibits

1.1
Underwriting Agreement, dated as of November 16, 2021, among the Company and  BofA Securities, Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein.

99.1	Press Release, dated November 16, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 17, 2021

TAPESTRY, INC.

By:	/s/ David E. Howard
David E. Howard
General Counsel and Secretary